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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
[LOGO OF MTC TECHNOLOGIES]                                            Dayton, OH
                                                                 August 22, 2002


Ogden Air Logistics Center awards MTC Task Order with $400 Million Potential
Value

Dayton, OH - The Ogden Air Logistic Center (ALC) announced that Modern Technologies Corp. (MTC), a wholly owned subsidiary of MTC Technologies, Inc. (Nasdaq: MTCT), was selected to receive a task order under the FAST contract for Joint Threat Emitter (JTE) Systems. The initial funded effort is $9 million for near-term engineering work. The total estimated value, if all options are exercised over the ten-year period, is $400 million. The work will be lead by MTC's Ogden Operations, with primary support from Northrop Grumman Amherst Systems (NGAS), a part of Northrop Grumman Electronic Systems (NG ES).

Michael Solley, MTCT President and CEO, stated, "The task order is the largest we have received to date at the Ogden Air Logistics Center and reinforces an already strong relationship we have with one of our team members, Northrop Grumman."

David Gutridge, MTCT CFO stated, "This contract has a much larger potential value than any of the previous task orders awarded under the FAST program. The near term funding is consistent with our expectations and plans, and we are therefore not changing our near term guidance for revenues and profits. We will carefully evaluate the full benefits of this task order on our long term forecast and expect to provide additional details at our next quarterly earnings call."

The work will be performed for the Ogden Air Logistics Center's Space and C3I Directorate. MTC will lead the effort to provide the necessary support for mobile simulated threat emitters, integrated with sensors and command and control centers on various training ranges providing aircrews with training in threat environments simulating actual combat conditions. MTC will define, produce, test, integrate, interface, install and provide for logistic support of Joint Threat Emitter (JTE) systems and associated equipment needed to provide improved realistic Electronic Warfare training. This Task Order covers a basic two-year period to produce a pre-production JTE, and a two-year production period followed by three two-year options for continued production units.

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Headquartered in Dayton, OH, MTC was founded in 1984 and employs approximately
1000 people in 18 locations. The company provides engineering, technical, and management services to a variety of Department of Defense, NASA, federal agencies and commercial customers.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. For information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC Technologies, Inc. (MTCT).

For further information on MTCT and MTC, visit the website at
www.modtechcorp.com.
For other information contact:
Pat Westcott
Corporate Communications
Modern Technologies Corp.
4032 Linden Ave
Dayton, OH  45432
937-252-9199